EXHIBIT 5.2

Pepper Hamilton LLP

Attorneys at Law

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

January 3, 2006

Comcast Corporation

1500 Market Street

Philadelphia, Pennsylvania 19102-2148

Re:	Comcast Corporation 2002 Deferred Compensation Plan
Comcast Corporation 2005 Deferred Compensation Plan

Ladies and Gentlemen:

We have served as counsel to Comcast Corporation, a Pennsylvania Corporation (the “Company”), in connection with the registration by the Company of 50,000 shares of Class A Common Stock, par value $.01 (the “Shares”) which may be issued pursuant to the Company’s 2002 Deferred Compensation Plan, as Amended and Restated (the “2002 Plan”) and 200,000 Shares which may be issued pursuant to the Company’s 2005 Deferred Compensation Plan (the “2005 Plan” and, together with the 2002 Plan, the “Plans”) and the filing of a registration statement on Form S-8 relating to the Shares (the “Registration Statement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

The Plan documents states that the Plans were established to permit eligible employees and non-employee directors to defer the receipt of compensation otherwise payable to such outside directors and eligible employees in accordance with the terms of the Plans. The Plans are unfunded and state that they are maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the 2002 Plan was duly adopted by the Company on February 12, 1974 and amended and restated in its current form effective February 16, 2005, (2) the 2005 Plan was duly adopted by the Company effective January 1, 2005 and amended and restated in its current form effective August 3, 2005; and (3) the Plans are maintained primarily for the purpose of providing the opportunity to defer the receipt of compensation to non-employee directors and a select group of management or highly compensated employees.

By their express terms, the Plans potentially result in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plans are “employee pension benefit plans” described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as Plans that are unfunded and maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees, the Plans are subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

The Plans are not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plans as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plans pursuant to the written provisions of the Plans will not cause the Plans to fail to comply with parts 1 or 5 of Title 5 of ERISA.

On the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Plans comply with the requirements of ERISA pertaining to such provisions.

This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP